Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COLDWATER CREEK INC.

(Pursuant to Section 242)

                Coldwater Creek Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows for the purpose of amending its Amended and Restated Certificate of Incorporation:

FIRST:                                                           The name of the corporation is Coldwater Creek Inc. (the “Corporation”). The Corporation was originally incorporated on March 1, 1996 pursuant to the DGCL. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on or about November 22, 1996 (the “Certificate of Incorporation”). A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on or about August 9, 2000.

SECOND:                                            That the board of directors of the Corporation duly adopted resolutions approving the following amendment to the Certificate of Incorporation (the “Amendment”) in accordance with the provisions of Section 242 of the DGCL, declaring such Amendment to be advisable and calling for the approval of the stockholders of the Corporation to such Amendment.

THIRD:                                                       The Amendment was duly adopted and approved in accordance with the provisions of Section 211 of the DGCL by the required vote of the stockholders of the Corporation at a Special Meeting of the stockholders of the Corporation.

FOURTH:                                       That the Corporation’s Certificate of Incorporation is hereby amended as provided herein.  Article FOURTH, subsection (a) shall be deleted in its entirety and replaced with the following:

FOURTH.              (a)  The Corporation is authorized to issue 151,000,000 shares of capital stock, par value $0.01 per share. The shares shall be divided into two classes, designated as follows:

Designation of Class	Number of Shares	Par Value per Share
Common Stock	150,000,000	$0.01
Preferred Stock	1,000,000	$0.01
TOTAL:	151,000,000

FIFTH:                                                          Except as expressly amended by this Amendment, the provisions of the Certificate of Incorporation shall remain in full force and effect.

*     *     *     *     *     *     *

                IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this 8th day of December 2004.

Coldwater Creek Inc.

/s/ Melvin Dick
Melvin Dick
Executive Vice President and Chief Financial Officer